EXHIBIT 10.30
KAR Auction Services, Inc.

2009 OMNIBUS STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
2016 AWARD

THIS AGREEMENT (the “Agreement”) is made between KAR Auction Services, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Recipient”) pursuant to the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan, as amended (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan. The parties hereto agree as follows:

1.    Grant of Restricted Stock Units. The Company hereby grants to the Recipient [_______] Restricted Stock Units (the “Award”) as of [___________], 2016 (the “Grant Date”), subject to the terms and conditions of the Plan and this Agreement. The Restricted Stock Units shall vest based on the Company’s performance described in Section 4 and pursuant to the terms of this Agreement. A “Restricted Stock Unit” is an “Other Share-Based Award” under the Plan and each Restricted Stock Unit entitles the Recipient to a share of Common Stock upon vesting subject to the terms of this Agreement.
2.    Restrictions. The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law. The Recipient shall have no rights in the Common Stock underlying the Restricted Stock Units until the Award vests as described in Section 4 below or as otherwise provided in the Plan or this Agreement. The Recipient shall not have any voting rights with respect to the Restricted Stock Units.
3.    Restricted Stock Unit Account. The Company shall maintain an account (the “Restricted Stock Unit Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Restricted Stock Units awarded to the Recipient.
4.    Period of Restriction. Subject to the Company achieving Adjusted Net Income of more than $100,000,000 in its 2016 fiscal year, the Recipient’s continuous employment with the Company through the following dates and the other provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 5 or 6 of this Agreement, as applicable, (i) one-third (1/3) of the Award shall become vested on the first anniversary of the Grant Date, (ii) an additional one-third (1/3) of the Award shall become vested on the second anniversary of the Grant Date and (iii) the final one-third (1/3) of the Award shall become vested on the third anniversary of the Grant Date. If the Company fails to achieve Adjusted Net Income of more than $100,000,000 in its 2016 fiscal year, no amounts will vest and the Award shall immediately terminate and be forfeited by the Recipient.

Upon vesting, all vested Restricted Stock Units shall cease to be considered Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, and the Recipient shall be entitled to receive one share of Common Stock for each vested Restricted Stock Unit in the Recipient’s Restricted Stock Unit Account. Such shares of Common Stock shall be paid to the Recipient as soon as practicable after the vesting date and, if applicable, certification by the Committee that the performance criteria have been met, but in no event later than March 15 of the year following the year in which the shares became vested.
“Adjusted Net Income” shall mean the Company’s adjusted net income as reported in the Company's earnings release or annually to the Board of Directors in the event adjusted earnings per share is not included in a publicly released document.

5.    Termination of Employment.
(a)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates on account of the Recipient’s death or Disability prior to a Change in Control, then all unvested Restricted Stock Units outstanding as of the date of such termination of employment shall immediately vest in full.
(b)    If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates by reason of the Recipient’s Retirement or Early Retirement Date (as defined below) prior to a Change in Control and provided that the performance criteria in Section 4 is met as certified by the Committee, then all unvested Restricted Stock Units that would have vested in the 12 months following his or her termination date will immediately vest, with (1) all Restricted Stock Units vesting that were scheduled to vest on the first anniversary of the Grant Date occurring in such 12 month period and (2) a pro rata amount of the Restricted Stock Units vesting that were scheduled to vest on the next anniversary of the Grant Date occurring thereafter (if any), equal to (A) the total number of unvested Restricted Stock Units that would have vested on such anniversary of the Grant Date, multiplied by (B) a fraction, the numerator of which is the number of full calendar months after the anniversary of the Grant Date described in (1) above, once the additional 12 months of post-termination vesting credit has been applied, and the denominator of which is 12. For purposes of clarity and as an example of the application of the additional 12 months of vesting credit described above, if a Recipient terminates employment by reason of Retirement or an Early Retirement Date 18 months after the Grant Date (and the performance criteria in Section 4 has been met), the Recipient will immediately vest in (i) the Restricted Stock Units scheduled to vest on the 2nd anniversary of the Grant Date and (ii) 6/12 (or ½) of the Restricted Stock Units scheduled to vest on the 3rd anniversary of the Grant Date. The Recipient’s “Early Retirement Date” is the date of his or her voluntary termination of employment after attaining a combination of years of age and service with the Company and its Affiliates of at least 70, with a minimum age of 60; provided, that, notwithstanding any language to the contrary in the Plan, the Recipient’s years of service with a company prior to it becoming an Affiliate will qualify as service towards attainment of an Early Retirement Date if and only if the Recipient has provided at least five years of service with the Company or another company that was an Affiliate at the time of service.

(c)     If, from the Grant Date until the third anniversary of the Grant Date, the Recipient experiences a termination of employment with the Company and its Affiliates prior to a Change in Control for any reason other those set forth in Section 5(a) and 5(b) above, then the Recipient shall forfeit any unvested Restricted Stock Units outstanding as of the date of such termination of employment.
6.    Vesting upon Change in Control. Upon a Change in Control occurring from the Grant Date until the third anniversary of the Grant Date and prior to the Recipient’s termination of employment with the Company and its Affiliates, all unvested Restricted Stock Units shall become immediately vested on the date of such Change in Control and shall be paid to the Recipient as soon as administratively feasible thereafter (but in no event later than March 15 of the year following the year in which such Change in Control occurs).
7.    Adjustment in Capitalization. In the event of any change in the Common Stock through stock dividends or stock splits, a corporate split-off or split-up, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee.
8.    Delivery of Stock Certificates. Subject to the requirements of Sections 9 and 10 below, the Company may, if applicable, cause to be issued and delivered to a brokerage account for the benefit of the Recipient certificates or electronic book entry credit for the shares of Common Stock that correspond to the vested Restricted Stock Units.
9.    Tax Withholding. Whenever Common Stock is to be issued or any payment is to be made under this Agreement, the Company or any Subsidiary shall withhold, or require the Recipient to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction, and the Company or such Subsidiary may defer any payment or issuance of Common Stock until such requirements are satisfied.
10.    Securities Laws. This Award is a private offer that may be accepted only by a Recipient who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures. The future value of Common Stock acquired under the Plan is unknown and could increase or decrease.
Neither the Plan nor any offering materials related to the Plan may be distributed to the public. The Common Stock should be resold only on the New York Stock Exchange and should not be resold to the public except in full compliance with local securities laws.

11.    No Guarantee of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Recipient’s employment at any time, or confer upon the Recipient any right to continue in the employ of the Company or any Subsidiary.
12.    Compliance with Code Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative,

comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan and the Agreement will be construed and interpreted in accordance with such intent. References in the Plan and this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A. Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise.
13.    Dividend Equivalents. If the Company declares a cash dividend on its shares, then, on the payment date of the dividend, the Recipient will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to the Recipient through the record date. The dollar amount credited to the Recipient under the preceding sentence will be credited to an account (“Dividend Account”) established for the Recipient for bookkeeping purposes only on the books of the Company. The amounts credited to the Dividend Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Dividend Account is paid to the Recipient. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Dividend Account will be subject to the same terms regarding vesting and forfeiture as the Recipient’s Restricted Stock Units awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that the shares of Common Stock associated with the Recipient’s Restricted Stock Units are delivered (or forfeited at the time that the Recipient’s Restricted Stock Units are forfeited).
14.    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under this Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.
15.    Amendment. The Committee may at any time amend, modify or terminate this Agreement; provided, however, that no such action of the Committee shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient. The Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.
16.    Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such policies, rules and regulations as the Committee may adopt for administration of the Plan, including but not limited to any stock ownership and stock holding guidelines. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.
17.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
18.    Governing Law and Jurisdiction. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Indiana, County of Hamilton, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist).
19.    Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.
20.    Erroneously Awarded Compensation. This Award shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governances practices, as such policy may be amended from time to time.
[signature page follows]

IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of this ___ day of [________], 2016.

_______________________________	KAR AUCTION SERVICES, INC. By: _______________________________
[NAME]	Its: _______________________________

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